Exhibit 27(d)(13): Certificate GC401-IB(X-M)-22

Voya Retirement Insurance and Annuity Company

Home Office: [One Orange Way

Windsor, Connecticut 06095-4774]

[(800) 584-6001]

Voya Retirement Insurance and Annuity Company, herein called the Company, agrees to pay the benefits stated in the Contract.

Certificate of Group Annuity Coverage

To the Certificate Holder:

The Company certifies that coverage is in force for you under the stated Group Annuity Contract and Certificate numbers. All data shown here is taken from Company records and is based upon information furnished by you.

This Certificate is a summary of the Group Annuity Contract provisions.

THE VARIABLE FEATURES OF THE GROUP CONTRACT ARE DESCRIBED IN PARTS III AND IV.

Right to Cancel

You may cancel this Certificate within 10 days of receiving it by returning this Certificate along with a written notice to the Company at the above address or to the agent from whom it was purchased. Within 7 days after it receives the notice of cancellation and this Certificate at its Home Office, the Company will return the entire consideration paid plus any increase or minus any decrease in the current value of any funds allocated to the Separate Account as of the date this Certificate is received by the agent or the date this Certificate is mailed to the Company.

[/s/ Charles P. Nelson]	[/s/ Melissa A. O’Donnell]
[President]	[Secretary]

Contract Holder [STATE UNIVERSITY OF NEW YORK (SUNY)]	Group Annuity Contract No [5102]

Your Name [John Doe]	Certificate No. [123456]

Type of Plan [OPTIONAL RETIREMENT PROGRAM SUBJECT TO 401]

ALL PAYMENTS AND VALUES PROVIDED BY THE GROUP CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THIS CERTIFICATE CONTAINS A MARKET VALUE ADJUSTMENT FORMULA. APPLICATION OF A MARKET VALUE ADJUSTMENT MAY RESULT IN EITHER AN INCREASE OR DECREASE IN THE CURRENT VALUE. THE MARKET VALUE ADJUSTMENT FORMULA DOES NOT APPLY TO A GUARANTEED TERM AT THE TIME OF ITS MATURITY.

GC401-IB(X-M)-22

Specifications

Guaranteed Interest Rate	There is a guaranteed interest rate for Purchase Payment(s) held in the Fixed Plus Account II A (See 1.15) and the GA Account (See 1.16).

Deductions from the Separate Account	There will be deductions for mortality and expense risks and administrative fees. (See 3.03 and 4.07.)

Deduction from Purchase Payment(s)	Purchase Payment(s) are subject to a deduction for premium taxes, if any. (See 3.01.)

Market Value Adjustment (MVA)	Amounts withdrawn from the GA Account may be subject to a Market Value Adjustment. (See 3.06.)

Investment selections made by Participant at enrollment	[List of investments initially selected by Participant at enrollment.]

If Variable Annuity payments are not to decrease, the Company must earn a gross return on the assets of the Separate Account of:

4.75% on an annual basis plus an annual return of up to 0.25% to offset the administrative charge set at the time Annuity payments commence if an Assumed Annual Net Return Rate of 3.5% is chosen; or

6.25% on an annual basis plus an annual return of up to 0.25% to offset the administrative charge set at the time Annuity payments commence if an Assumed Annual Net Return Rate of 5% is chosen.

NOTHING IN THE GROUP ANNUITY CONTRACT INVALIDATES OR IMPAIRS ANY RIGHT GRANTED TO THE CERTIFICATE HOLDER.

GC401-IB(X-M)-22	[2]

TABLE OF CONTENTS

I. GENERAL DEFINITIONS
Page
1.01	Adjusted Current Value	[5]
1.02	Annuitant	[5]
1.03	Annuity	[5]
1.04	Asset Rebalancing	[5]
1.05	Certificate	[5]
1.06	Contract	[5]
1.07	Contract Holder	[5]
1.08	Current Value	[5]
1.09	Deposit Period	[5]
1.10	Fixed Plus Account II A	[5]
1.11	Fixed Annuity	[6]
1.12	Fund(s)	[6]
1.13	General Account	[6]
1.14	Guaranteed Accumulation Account (GA Account)	[6]
1.15	Guaranteed Interest Rate - Fixed Plus Account II A	[6]
1.16	Guaranteed Rates - GA Account	[6]
1.17	Guaranteed Term (Term)	[6]
1.18	Guaranteed Term Classifications	[7]
1.19	In Good Order	[7]
1.20	Market Value Adjustment (MVA)	[7]
1.21	Matured Term Value	[7]
1.22	Matured Term Value Transfer	[7]
1.23	Maturity Date	[7]
1.24	Net Purchase Payment	[7]
1.25	Nonunitized Separate Account	[7]
1.26	Participant (You)	[7]
1.27	Plan	[8]
1.28	Plan Administrator	[8]
1.29	Purchase Payment(s)	[8]
1.30	Reinvestment	[8]
1.31	Separate Account	[8]
1.32	Surrender Value	[8]
1.33	Transfers	[8]
1.34	Valuation Period (Period)	[8]
1.35	Variable Annuity	[8]

II. GENERAL PROVISIONS

2.01	Change of Contract	[9]
2.02	Change of Fund(s)	[9]
2.03	Nonparticipating Contract	[9]
2.04	Payments	[10]
2.05	State Laws	[10]
2.06	Control of Contract	[10]
2.07	Designation of Beneficiary	[10]
2.08	Misstatements and Adjustments	[10]
2.09	Incontestability	[11]
2.10	Grace Period	[11]
2.11	Nonwaiver	[11]
2.12	Participant Independent Judgment	[11]

GC401-IB(X-M)-22	[3]

III. PURCHASE PAYMENT, CURRENT VALUE, AND SURRENDER PROVISIONS
Page
3.01	Net Purchase Payment(s)	[11]
3.02	Individual Account(s)	[11]
3.03	Fund Record Units -- Separate Account	[11]
3.04	Net Return Factor(s) -- Separate Account	[12]
3.05	Fund Record Unit Value -- Separate Account	[12]
3.06	Market Value Adjustment	[12]
3.07	Transfer of Current Value from the Funds or GA Account	[13]
3.08	Transfer of Current Value from the Fixed Plus Account II A	[14]
3.09	Notice to You	[14]
3.10	Timing and Manner of Distributions	[14]
3.11	Sum Payable at Death (Before Annuity Payments Start)	[15]
3.12	Surrender Value	[16]
3.13	Payment of Surrender Value	[16]
3.14	Alternative Payment of Surrender Value	[18]
3.15	Reinstatement	[19]

IV. ANNUITY PROVISIONS

4.01	Choices to be Made	[19]
4.02	Terms of Annuity Options	[19]
4.03	Annuity Payments to Participant	[20]
4.04	Death of Annuitant	[20]
4.05	Fund(s) Annuity Units -- Separate Account	[20]
4.06	Fund(s) Annuity Unit Value -- Separate Account	[21]
4.07	Annuity Net Return Factor(s) -- Separate Account	[21]
4.08	Variable Fund Transfers	[21]
4.09	Annuity Options	[22]

V. LOAN PROVISIONS		[35]

GC401-IB(X-M)-22	[4]

I.	GENERAL DEFINITIONS

1.01	Adjusted Current Value:

The Current Value of an Individual Account plus or minus any aggregate MVA, if applicable. (See 1.20)

1.02	Annuitant:

A person whose life is measured for purposes of the duration of Annuity payments under the Contract.

1.03	Annuity:

Payment of an income:

(a)	For the life of one or two persons;
(b)	For a stated period; or
(c)	For some combination of (a) and (b).

1.04	Asset Rebalancing:

A program which allows Participants to have their Individual Account values automatically reallocated to specified percentages on a scheduled basis. If elected, only account values invested in the Separate Account are eligible to be rebalanced. Account values invested in the GA Account and the Fixed Plus Account II A are not eligible to be rebalanced. Transfers made under this program will not be subject to the annual transfer limits imposed by the Contract. To elect to participate in Asset Rebalancing, Participants should contact the Service Center.

1.05	Certificate:

The document evidencing your right to payment(s) under the Contract. The Certificate shall be issued to and be your property. The State University of New York (SUNY) shall not be a party to the Certificate.

1.06	Contract:

The agreement between the Company and the Contract Holder.

1.07	Contract Holder:

The trustee of a multiple employer trust approved by the Company to apply for and own the Contract as authorized by SUNY. The entity to which the Contract is issued.

1.08	Current Value:

The sum of all Net Purchase Payments to your Individual Accounts, plus any interest added to the portion allocated to the Fixed Plus Account II A; plus any interest added to the portion allocated to the GA Account; and plus or minus the investment experience of the portion allocated to the Funds since deposit; less any amounts surrendered and any amounts applied to an Annuity as of the most recent Valuation Period.

1.09	Deposit Period:

A calendar month, a calendar quarter, or any other period of time specified by the Company during which the Net Purchase Payment(s) and Transfers are accepted into the GA Account for one or more Guaranteed Terms.

1.10	Fixed Plus Account II A:

An accumulation option with a guaranteed minimum interest rate. The Company may credit a higher rate which is not guaranteed. The portion that may be surrendered or transferred in a 12 month period is restricted.

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1.11	Fixed Annuity:

An Annuity with payments which do not vary in amount.

1.12	Fund(s):

The open-end registered management investment companies (mutual funds) made available by the Company under the Contract.

Additional information regarding the Funds is available in each Fund prospectus.

1.13	General Account:

The Account holding the assets of the Company, other than those assets held in the Company’s Separate Account(s) and the Nonunitized Separate Account(s).

1.14	Guaranteed Accumulation Account (GA Account):

An accumulation option where the Company guarantees a stipulated rate of interest for a specified period of time. All assets of the Company, including amounts in the Nonunitized Separate Account, are available to meet the guarantees under the GA Account. The Company may stop accepting allocations or Purchase Payments, or allowing amounts to be reinstated to the Terms of the GA Account, at any time upon 30 days’ written notice to the Contract Holder. The discontinuance of the Terms of the GA Account for new allocations shall apply to both new and in force Participants, unless the notice specifies otherwise. Unless we receive alternative allocation instructions, amounts directed to, or to be reinvested in, the Terms of the GA Account after the date on which allocations are no longer accepted will be automatically allocated among the other available investment options according to the most recent allocation instructions we have on file. If the most recent allocation instructions we have on file do not include any other available investment options, we must be provided with alternative allocation instructions.

1.15	Guaranteed Interest Rate - Fixed Plus Account II A:

On any Purchase Payment(s) made to the Fixed Plus Account II A, the Company will add interest daily at an annual rate no less than [0%-1%]. The Company may add interest daily at a higher rate as determined by its Board of Directors. The Company’s determination of credited interest rates reflects a number of factors, including mortality and expense risks, interest rate guarantees, the investment income earned on invested assets and the amortization of any capital gains and/or losses realized on the sale of invested assets.

1.16	Guaranteed Rates - GA Account:

The Company will declare all interest rate(s) applicable to a specific Term at the start of the Deposit Period for that Term. These rate(s) are guaranteed by the Company for that Deposit Period and the ensuing Term and are not based on the actual investment experience of the underlying assets in the GA Account. The Guaranteed Rates are annual effective yields. The interest is credited daily at a rate that will produce the guaranteed annual effective yield over the period of a year. No annual rate will ever be less than 0%. All Purchase Payments allocated to a GA Account guaranteed term earn a rate of interest which we determine and which is guaranteed when the Purchase Payment remains in the guaranteed term until the Maturity Date.

For Guaranteed Terms of one year or less, one Guaranteed Rate is credited for the full Guaranteed Term. For longer Guaranteed Terms, an initial Guaranteed Rate is credited from the date of deposit to the end of a specified period within the Guaranteed Term. There may be different Guaranteed Rate(s) declared for subsequent specified time intervals throughout the Guaranteed Term. The rate(s) will be set and announced prior to the Deposit Period for that Term.

1.17	Guaranteed Term (Term):

The period of time for which interest rates are guaranteed on Net Purchase Payment(s) and on Transfers made into a Deposit Period of the GA Account. Terms are offered at the Company’s discretion for various lengths of time ranging up to and including ten years.

GC401-IB(X-M)-22	[6]

1.18	Guaranteed Term Classifications:

The grouping of Terms according to their time to maturity. The following are the Classifications:

(1)	Short-Term: Terms of up to and including 3 years; or

(2)	Long-Term: Terms of greater than 3 years and up to and including 10 years.

All amounts under Short-Term and Long-Term Classifications are made to a Nonunitized Separate Account.

During a Deposit Period, the Company may make available one or more Terms within a Classification. Subject to the Company’s right to discontinue availability of the Terms of the GA Account for new allocations (see 1.14 above), you have the option to allocate Net Purchase Payment(s) and Transfers into any or all of the available Deposit Period Terms. If no specific direction is given, Net Purchase Payment(s) and Transfers will go into available Terms on a pro rata basis within the Classification(s) previously chosen by you. At least one Term in the Short-Term Classification will be available each Deposit Period.

1.19	In Good Order:

An authorized instruction to us from a Participant, Plan sponsor or Contract Holder that utilizes such medium as we may require, when it is given with such clarity and completeness that we are not required to exercise any discretion to carry it out.

1.20	Market Value Adjustment (MVA):

An adjustment to the amount withdrawn or transferred from a GA Account Term prior to the end of that Term. The adjustment reflects the change in the value of the investment due to changes in interest rates since the date of deposit and is computed using the formula given in 3.06.

1.21	Matured Term Value:

The amount payable on a GA Account Term’s Maturity Date.

1.22	Matured Term Value Transfer:

During the calendar month following a GA Account Maturity Date, you may notify the Service Center in writing to transfer or surrender all or part of the Matured Term Value, plus interest at the new Guaranteed Rate accrued thereon, from the GA Account without an MVA. This provision only applies to the first such written request received from you during this period for any Matured Term Value.

1.23	Maturity Date:

The last day of a GA Account Term.

1.24	Net Purchase Payment:

The Purchase Payment less premium taxes, as applicable.

1.25	Nonunitized Separate Account:

A separate account set up by the Company under Title 38, Section 38a-433 of the Connecticut General Statutes that holds assets for GA Account Guaranteed Terms of more than three years and, on and after September 1, 1998, amounts allocated or transferred to Guaranteed Terms of three years or less. There are no discrete units for this Account. The Contract Holder or Participant, as applicable, does not participate in the investment gain or loss from the assets held in the Nonunitized Separate Account. Such gain or loss is borne entirely by the Company. The assets of the Nonunitized Separate Account, to the extent of reserves and other contract liabilities, may not be charged with other Company liabilities.

1.26	Participant (You):

A person who participates in the Plan named on the cover of this Certificate. All references to “you” or “your” refer to the Participant.

GC401-IB(X-M)-22	[7]

1.27	Plan:

The Plan intended to qualify under Section 401(a) of the Internal Revenue Code (Code) and named on the cover of this Certificate. The Plan is not a part of the Contract.

1.28	Plan Administrator:

The individual or entity designated under the terms of the Plan, who is responsible for the interpretation and administration of Plan provisions.

1.29	Purchase Payment(s):

Payment(s) received by the Company at the Service Center for current contributions under the Plan as well as transferred amounts of 401(a) funds under the Plan from other investment providers. In addition, to the extent allowed by the Plan, the Contract shall accept contributions that are considered rollover eligible amounts in accordance with Code Section 402(c)(4) from eligible retirement plans described in Code Section 402(c)(8)(B). A separate accounting of rollover contributions shall be maintained including separate accounts for the portion of such contributions otherwise includible in gross income and the portion of such contributions not otherwise includible in gross income (i.e., the before-tax and after-tax portion of such contributions.)

1.30	Reinvestment:

You will be mailed a notice at least 18 calendar days before a Term’s Maturity Date. This notice will contain the current Deposit Period’s Guaranteed Rate(s), Term(s) and projected Matured Term Value. If no specific direction is given by you prior to the Maturity Date, each Matured Term Value will be reinvested in a Term of the same duration. If a Term of the same duration is unavailable, each Matured Term Value will automatically be reinvested in the current Deposit Period for the next shortest Term available in the same Classification. If, however, only one Term is available within the Classification, then the Matured Term Value will automatically be reinvested in that Term. A confirmation statement will be mailed to you the next business day after the Maturity Date. This notice will state the Term and Guaranteed Rate(s) which will apply to the reinvested Matured Term Value.

1.31	Separate Account:

Variable Annuity Account C is a Separate Account set up by the Company under the Connecticut Insurance Laws and subject to the Laws of New York. It is an account that buys and holds shares of the Fund(s). Income, gain or losses, realized or unrealized are credited or charged to the Separate Account without regard to other income, gains or losses of the Company. The Company owns the assets held in the Separate Account and is not a trustee as to such amounts. This Separate Account generally is not guaranteed and is held at market value. The assets of the Separate Account, to the extent of reserves and other contract liabilities of the Account, shall not be charged with other Company liabilities.

1.32	Surrender Value:

The amount payable by the Company upon the surrender of any portion of an Individual Account.

1.33	Transfers:

The movement of invested amounts among the available Fund(s); the Fixed Plus Account II A and the GA Account under the Contract during the accumulation period.

1.34	Valuation Period (Period):

The period of time from the end of one business day on the New York Stock Exchange to the end of the next business day.

1.35	Variable Annuity:

An Annuity with payments that vary with the net investment results of a Separate Account.

GC401-IB(X-M)-22	[8]

II.	GENERAL PROVISIONS

2.01	Change of Contract:

Except as provided below, only an authorized officer of the Company may change the terms of the Contract by notifying the Contract Holder, in writing, at least 30 days before the effective date of the change. Any change will not affect the amount or terms of any Annuity which begins before the change.

The Company may make a change that affects the GA Account Market Value Adjustment (3.06) with at least 30 days’ advance written notice to the Contract Holder. Any such change shall become effective for any present or future Participant.

Any change that affects the following provisions of the Contract will not apply to Individual Accounts in existence before the effective date of the change:

(a)	Net Purchase Payment(s) (1.24)
(b)	GA Account Guaranteed Rate (1.16)
(c)	Fixed Plus Account II A Guaranteed Rate (1.15)
(d)	Net Return Factor(s) -- Separate Account (3.04)
(e)	Current Value (1.08)
(f)	Surrender Value (1.32)
(g)	Fund(s) Annuity Unit Value -- Separate Account (4.06)
(h)	Annuity Options (4.09)
(i)	Fixed Annuity Interest Rates (4.01)
(j)	Maximum Transfer Fee (3.07)

This paragraph does not in any way reduce any other minimum interest guarantee set forth in the Contract.

The Company will make available to the Contract Holder the rate currently being credited to such amounts.

Any change that affects the Annuity options and the tables for the options can be made:

(1)	No earlier than 12 months after the effective date of the Contract; and
(2)	No earlier than 12 months after the effective date of any such prior change.

New Participants covered under the Contract on or after the effective date of any change will be subject to the change. If the Contract Holder does not agree to any change under this provision, no new Participants will be covered under the Contract. The Company will continue to accept Purchase Payments for the Participants covered under the Contract before the change. The Contract may also be changed as required by federal or state law.

2.02	Change of Fund(s):

The Company, or the Separate Account may:

(a)	Change the Fund(s) which may be invested in by the Separate Account; and
(b)	Replace the shares of any Fund(s) held in the Separate Account with shares of any other Fund(s).

Changes must be:

(a)	Approved by a majority vote in the Separate Account with respect to the Fund(s) whose shares are to be replaced;
(b)	Deemed necessary by the Company under the Investment Company Act of 1940; or
(c)	Deemed necessary by the Company to accomplish the purpose of the Separate Account.

The Company will notify the Contract Holder of any change.

2.03	Nonparticipating Contract:

You or your beneficiaries will not have a right to share in the earnings of the Company.

GC401-IB(X-M)-22	[9]

2.04	Payments:

The Company will make Annuity payments as and when due. The Company will determine other payments and/or elections as of the end of the Valuation Period in which the request is received at the Service Center. Such payments will be made within 7 calendar days of receipt at the Service Center of a written claim for payment which is in good order, except as provided in 3.13.

2.05	State Laws:

The Contract and this Certificate comply with the laws of the State of New York. Any Surrender Value, death benefit or Annuity payments are equal to or greater than the minimum required by such laws. Annuity tables for legal reserve valuation shall be as required by state law. Such tables may be different from Annuity tables used to determine Annuity payments.

2.06	Control of Contract:

The Contract is designed to fund a governmental plan which provides for retirement income that is not subject to Title I of the Employee Retirement Income Security Act of 1974 (ERISA), as amended by subsequent law including REA.

You may select the investment option(s) for the Employer Account and/or the Employee Account. Choices made under the Contract must be in writing or in a form satisfactory to the Company. However, with respect to a Participant’s initial enrollment in the Plan or if a Participant fails to make a selection required to be made under the Plan for the Employer Account and/or the Employee Account under the Contract, the Plan Administrator may direct the Company to invest such Participant’s amounts in such investment option(s) under the Contract as are identified by the Plan Administrator until such time as the Participant makes an alternate selection. Choices made under the Contract must be in writing or in a form satisfactory to the Company. Until receipt of such choices in its home office, the Company may rely on any previous choices made.

(a)	Nontransferable and Nonassignable: The Contract and any Individual Accounts are nontransferable and nonassignable, except to the Company in the event of a loan, or pursuant to a “qualified domestic relations order” as set forth under the Internal Revenue Code of 1986, as it may be amended from time to time.

(b)	Distributions: You may apply for a distribution from your Employee and/or Employer Account, subject to authorization of the Plan Administrator or its designee that the distribution is in accordance with the terms of the Plan.

(c)	Your Rights/Employee Account: You have a nonforfeitable right to the value of your Employee Account pursuant to the terms of the Plan as interpreted by the Plan Administrator.

(d)	Your Rights/Employer Account: You have a nonforfeitable right to the value of your Employer Account pursuant to the terms of, and to the extent of your vested percentage under the Plan, as interpreted by the Plan Administrator.

It shall be impossible, at any time prior to the satisfaction of all liabilities with respect to you and your beneficiaries under the Contract, for any part of the Current Value of the Contract to be used for, or diverted to, purposes other than for the exclusive benefit of you or your beneficiaries.

2.07	Designation of Beneficiary:

You shall name the beneficiary of your Employer and Employee Account. Upon your death, the Company will pay any portion of the Individual Account Current Value to the beneficiary in any form of payment permitted under the Contract and as elected by the beneficiary.

2.08	Misstatements and Adjustments:

If the Company finds the age of any payee to be misstated, the correct facts will be used to adjust payments.

GC401-IB(X-M)-22	[10]

2.09	Incontestability:

The Company cannot cancel the Contract because of any error of fact on the application.

2.10	Grace Period:

The Contract will remain in effect even if Purchase Payments are not continued.

2.11	Nonwaiver:

Failure by the Company to exercise a right or reservation specified in the Contract shall not constitute a waiver of such right or such reservation at any subsequent time.

2.12	Participant Independent Judgment:

The Contract Holder or its agent(s) agrees that Participants will exercise their own independently determined judgments, without influence or direction by the Contract Holder, or such agent(s), in regard to their actions under the Plan. Upon request by the Company, the Contract Holder or its agent(s) will furnish us with copies of communications to Participants concerning the Plan. We reserve the right to treat any action under this Contract as non-Participant directed, if it appears from the circumstances that the Participants’ actions were influenced by the Contract Holder or its agent(s).

III.	PURCHASE PAYMENT, CURRENT VALUE, AND SURRENDER PROVISIONS

3.01	Net Purchase Payment(s):

This amount is the actual Purchase Payment less any premium tax. As a rule, the Company will deduct the premium tax when Annuity benefits are purchased (see Part IV). If the Company determines that a premium tax is due when Purchase Payments are received or at any other time, it will deduct the tax at that time.

The Net Purchase Payment(s) may be credited among:

(a)	The Fixed Plus Account II A; and
(b)	The GA Account; and
(c)	The Fund(s) in which the Separate Account invests.

The Company must be told the allocation percentage to be applied to the Fixed Plus Account II A, the current Deposit Period for each of the available Terms in the GA Account and/or each Fund.

You may change the allocation of future Net Purchase Payment(s) at any time, without charge.

3.02	Individual Account(s):

The Contract is issued to the Contract Holder. However, the Company will maintain two Individual Accounts for each Participant. These are:

(a)	An Employer Account: This Individual Account will be credited with employer Net Purchase Payments and transferred amounts of 401(a) funds, attributable to employer contributions, from other investment providers; and

(b)	An Employee Account: This Individual Account will be credited with employee Net Purchase Payments, specifically amounts subject to Code Section 414(h) and transferred amounts of 401(a) funds, attributable to 414(h) contributions, from other investment providers.

3.03	Fund Record Units -- Separate Account:

The portion of the Net Purchase Payment(s) applied to the Separate Account will determine the number of each Fund’s Record Units. This number is equal to the Net Purchase Payment applied to the Fund divided by the Fund Record Unit Value (see 3.05) for the Valuation Period in which the Purchase Payment is received in good order.

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3.04	Net Return Factor(s) -- Separate Account:

The Net Return Factors are used to compute all Separate Account Values and payments for any Fund.

The Net Return Factor for each Fund is equal to 1.0000000 plus the Net Return Rate.

The Net Return Rate is equal to:

(a)	The sum of:

(i)	The value of the shares of the Fund held by the Separate Account at the end of a Valuation Period; minus
(ii)	The value of the shares of the Fund held by the Separate Account at the start of the Valuation Period; plus or minus
(iii)	Taxes (or reserves for taxes) on the Separate Account (if any);

(b)	Divided by the total value of the Fund Record Units and Fund Annuity Units of the Separate Account at the start of the Valuation Period;

(c)	Minus a daily actuarial charge at an annual rate that will not exceed 1.25% for Annuity mortality and expense risks and profit and a daily administrative charge that will not exceed 0.25% on an annual basis. The administrative charge may be changed annually except for amounts that have been used to purchase an Annuity.

A Net Return Rate may be more or less than 0%.

The value of a share of the Fund is equal to the net assets of the Fund divided by the number of shares outstanding.

3.05	Fund Record Unit Value -- Separate Account:

Each Fund’s Record Unit Value is computed by multiplying the Net Return Factor for the current Valuation Period by the Fund’s Record Unit Value for the previous Period. The dollar value of a Fund’s Record Unit, Separate Account assets, and Variable Annuity payments may go up or down due to investment gain or loss.

3.06	Market Value Adjustment:

There will be a market value adjustment (“MVA”) for withdrawal requests from the GA Account before the end of a Term when the withdrawal is due to:

(1)	A Transfer;
(2)	A full or partial surrender; or
(3)	A payment of a premium for an Annuity option.

The sum of all MVAs applicable to each Term is called the “aggregate MVA.” This aggregate MVA, which may be a positive or negative amount in the aggregate, may increase or decrease the actual amount paid to satisfy a withdrawal request.

The actual amount paid will be equal to the withdrawal amount requested multiplied by the ratio as determined from the following MVA formula:

MVA Formula:

(1 + i) x/365
(1 + j) x/365

Where:	i	is the Deposit Period Yield
	j	is the Current Yield
	x	is the number of days remaining, (computed from Wednesday of the week of withdrawal) in the Guaranteed Term.

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Each business day, the Wall Street Journal publishes the prices of all outstanding U.S. Treasury issues. In this display, Treasury Notes are identified by the interest rate at which they were issued and the month and year in which they mature. The final figure shown for a given Treasury issue is its yield to maturity as of the preceding business day. These yields determine the Current Yield and the Deposit Period Yield in the MVA calculation.

The Deposit Period Yield will be determined as follows:

(i)	At the close of the last business day of each week of the Deposit Period, a yield will be computed as the average of the yields on that day of U.S. Treasury Notes which mature in the last three months of the Guaranteed Term. (The average is calculated by summing the yields of the U.S. Treasury Notes included and dividing that sum by the number of U.S. Treasury Notes so included.)

(ii)	The Deposit Period Yield is the average of those yields for the Deposit Period. If withdrawal is made prior to the close of the Deposit Period, it is the average of those yields on each week preceding withdrawal. (The average is calculated by summing the week by week yields included and dividing that sum by the number of week by week yields so included.)

The Current Yield is the average of the yields on the last business day of the week preceding withdrawal on the same U.S. Treasury Notes included in the Deposit Period Yield. (The average is calculated by summing the yields of the U.S. Treasury Notes included and dividing that sum by the number of U.S. Treasury Notes so included.)

In the event that no U.S. Treasury Notes which mature in the last three months of the Guaranteed Term exist, the Company reserves the right to use the U.S. Treasury Notes that mature in a following quarter.

Full and partial surrenders as well as Transfers made in connection with Disability as defined below will be the greater of:

(a)	The surrender amount requested after application of the MVA; or

(b)	The applicable portion of the Current Value in the GA Account.

“Disability,” for purposes of this Section means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be long-continued and indefinite duration and can be expected to be for life.

The greater of the surrender amount requested after application of the MVA or the applicable portion of the Current Value in the GA Account will be applied for purposes of payment of a premium under any Annuity option as provided in Section 4.09.

3.07	Transfer of Current Value from the Funds or GA Account:

Before an Annuity option is elected, all or any portion of the Adjusted Current Value may be transferred from any Fund or the GA Account to:

(a)	Any other Fund;

(b)	The Fixed Plus Account II A; or

(c)	Any GA Account Term available in the current Deposit Period.

Amounts in a specific GA Account Term cannot be transferred to the Deposit Period of another Term within the same Classification except at the Term’s Maturity. Amounts applied to Classifications of the GA Account may not be transferred to the Fund(s) or the Fixed Plus Account II A during the Deposit Period or for 90 days after the close of the Deposit Period.

For each Individual Account, twelve Transfers of the Adjusted Current Value (excluding Transfers from the GA Account at the end of a Guaranteed Term) can be made during a calendar year period. Should the Company allow additional Transfers, each may be subject to a fee of up to $10.

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3.08	Transfer of Current Value from the Fixed Plus Account II A:

Transfers of Current Value from the Fixed Plus Account II A to other investment options are subject to a limit referred to as the “Fixed Plus Account II A Annual Transfer and Partial Surrender Limit.” For purposes of this section, the Fixed Plus Account II A Annual Transfer and Partial Surrender Limit is determined as follows:

Twenty percent of the amount in the Fixed Plus Account II A may be transferred in each of four consecutive 12 month periods and the balance transferred in the fifth 12-month period subject to the following conditions:

(a)	During the five-year period, no additional amounts may be allocated to or transferred from the Fixed Plus Account II A;

(b)	We will include any amount transferred, taken as a loan or used to purchase Annuity payments during the prior 12-month period when calculating the 20% amount; and

(c)	Amounts paid under a systematic distribution option are included when calculating the 20% amount.

The amount available for Transfer from the Fixed Plus Account II A is based on the Current Value in the Fixed Plus Account II A on the Business Day we receive the Transfer request in Good Order at our Home Office, reduced by any amount withdrawn, transferred, taken as a loan, or used to purchase Annuity payments during the 12 months prior to the Transfer request.

The Contract Holder or Participant, as applicable, may request a Transfer by completing a Transfer request form In Good Order and forwarding it to our Home Office.

3.09	Notice to You:

The Company will notify you each year of:

(a)	The value of any amounts held in:

(1)	The Fixed Plus Account II A;
(2)	The GA Account;
(3)	The Fund(s) for the Separate Account;

(b)	The number of any Fund(s) Record Units;
(c)	The Fund(s) Record Unit Value(s); and
(d)	The Surrender Values of these amounts.

Such number or values will be as of a date no more than 60 days before the date of the notice.

3.10	Timing and Manner of Distribution:

Distribution of benefits to you may be made in the form of an annuity, as described in 4.01. In certain limited circumstances, as permitted under the terms of the Plan, distribution may be made in a lump sum, as described in 3.12 and 3.13. You may elect the form of distribution subject to Plan Administrator certification in writing that you are eligible, both as to the timing and the form of distribution.

The distribution of benefits must be made in a lump sum or must begin by April 1 of the calendar year following the calendar year in which you attain age 72 (age 70 1/2 if you were born before July 1, 1949) or retire, whichever occurs later.

During the calendar year in which you attain age 72 (age 70 1/2 if you were born before July 1, 1949), the Company will notify you regarding the distribution of benefits. If you do not request commencement of benefits as described above, the Company will not be responsible for compliance with the Code Section 401(a)(9) minimum distribution requirements and for any adverse tax consequences that may result.

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3.11	Sum Payable at Death (Before Annuity Payments Start):

(I)	The Company will pay any portion of the Individual Account(s) Current Value to the beneficiary when:

(a)	The Participant dies before Annuity payments start; and
(b)	The certified copy of the death certificate and a completed and signed election form is submitted to our Service Center.

(II)

A guaranteed death benefit is available if the beneficiary requests either a lump-sum payment or an Annuity option. In the case of a spousal beneficiary, a guaranteed death benefit is also available upon re-registration of the account in the spousal beneficiary’s name if a guaranteed death benefit amount, as described in (a) below, was not paid on the Participant’s death.

For each Individual Account, the guaranteed death benefit is guaranteed to be the greater of:

(a)	The sum of all Net Purchase Payment(s) to the Individual Account, adjusted dollar for dollar for amount(s) surrendered, taken as a loan or applied to an income phase payment option; or
(b)	The Current Value of the Individual Account, minus any outstanding loan balance, plus the aggregate MVA, only if it is positive, on the date the notice of death and the request for payment are received in good order at our Service Center.

The following language is hereby substituted for (II)(a) above if it would result in a higher death benefit for the Participant.

The amount payable above to the beneficiary in (II)(a) is initially equal to the first Net Purchase Payment. This amount is then adjusted upon each subsequent Net Purchase Payment, loan repayment, partial surrender, or for any amount taken as a loan or any amount applied to an income phase payment option. The adjustment for subsequent Net Purchase Payments and loan repayments made will be dollar for dollar. The adjustment for amounts surrendered, taken as a loan or applied to an income phase payment option will be proportionate, reducing the sum of all Net Purchase Payments made in the same proportion that the Current Value, minus any outstanding loan balance, was reduced on the date of the partial surrender, loan or application to an income phase payment option.

(III)

If the amount of the death benefit in (II)(a) (under the applicable calculation method of the two methods described above) is greater than the amount in (II)(b), the Company will deposit to the Contract the amount by which the death benefit exceeds the Current Value, minus any outstanding loan balance. The amount paid to the beneficiary will equal the Current Value, minus any outstanding loan balance, on the date the payment request is processed. The amount paid to the beneficiary may be more or less than the amount of the death benefit determined in (II)(a) when the notice of death was received.

If the beneficiary requests payment of the death benefit in a form other than a lump sum or Annuity payments, the amount of the death benefit is equal to the Individual Account Current Value, minus any outstanding loan balance on the date the Company receives notice of death and a request for payment in good order at our Service Center. Amounts in the GA Account paid in connection with this Sum Payable at Death provision will be subject to an aggregate MVA only if it is positive, as described in the section entitled Market Value Adjustment (MVA).

(IV)

Distributions made after the Participant’s death must be made on or before the designated beneficiary’s required beginning date in a manner and amount consistent with Code Section 401(a)(9) as it is in effect at the time of the distribution.

If no beneficiary exists, the payment will be made to the Participant’s estate.

GC401-IB(X-M)-22	[15]

3.12	Surrender Value:

Except as otherwise provided in 3.13, you may request a partial or full surrender from your Individual Accounts as a Transfer to another investment provider under the SUNY optional retirement program. In certain limited circumstances, as permitted under the terms of the Plan, you may elect a lump sum distribution subject to Plan Administrator certification in writing that you are eligible both as to the timing and the form of distribution. Written direction from you on a form acceptable to the Company must be received in the Service Center.

Full and partial surrenders are satisfied by withdrawing amounts from each of the investment options in which the Individual Account is invested (the Fund(s), the Fixed Plus Account II A, the GA Account Short-Term Classification and the GA Account Long-Term Classification) on a pro rata basis. Terms within the GA Account Short-Term and Long-Term Classifications are considered as two separate investment options. Amounts will be removed within a GA Account Classification starting with the Term still in effect with the oldest Deposit Period. However, you may specify a particular order in which investment options will be liquidated in order to satisfy a partial surrender request.

Any amount that is withdrawn from the Fixed Plus Account II A will be subject to the limitations in 3.13.

3.13	Payment of Surrender Value:

The Contract Holder or Participant, as applicable, may make a full surrender from the Fixed Plus Account II A as follows:

(a)	The Contract Holder may withdraw the sum of the value of all Individual Accounts under the Contract provided the Contract Holder controls the Contract; and

(b)	A Participant or the Contract Holder, as applicable, may withdraw the entire value of the Individual Account(s) established for that Participant subject to the terms of this provision.

Once we receive a full surrender request in Good Order at our Home Office, no additional Transfers, partial surrenders or loans are allowed. For a full surrender (which excludes benefit payments) paid to a Contract Holder or to a Participant, we will pay the applicable amount, with interest in accordance with the terms of the Contract, as follows:

(1)	One-fifth of the following amount: The value of the sum of all Individual Accounts, as applicable, in the Fixed Plus Account II A as of the Business Day we receive the request in Good Order at our Home Office reduced by the amount, if any, transferred, taken as a loan or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

(2)	One-fourth of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

(3)	One-third of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

(4)	One-half of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

(5)	The balance of the Current Value in the Fixed Plus Account II A 12 months later.

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Payment of the applicable amount from the Fixed Plus Account II A as described above does not apply when due to any of the following:

(a)	When the amount in the Fixed Plus Account II A is $5,000 or less (or, if applicable, as otherwise allowed by the Plan for a lump-sum cash-out initiated by the Contract Holder without Participant consent) and during the previous 12 months no amounts have been withdrawn, transferred, taken as a loan, or used to purchase Annuity payments;

(b)	Due to a Participant’s death before Annuity payments begin;

(c)	Due to individual account termination;

(d)	To purchase Annuity payments;

(e)	Due to a Participant’s separation from service, and when:

(1)	Separation from service is documented and certified by the employer; and

(2)	The amount is paid directly to the Participant or as a direct rollover to another Code Section 403(b) or 401 plan or an Individual Retirement Account or Individual Retirement Annuity designated by the Participant; or

(f)	As defined in the Internal Revenue Code due to a Participant’s:

(A)	Financial Hardship for 403(b) Plans;
(B)	In-service distribution permitted by the Plan for 401(a) Plans in the government market; or
(C)	Disability for 403(b) or 401(a) Plans and when:

(i)	If applicable, certified by the employer; and

(ii)	The amount is paid directly to the Participant; or

(g)	For 401 or 403(b) Plans, as a loan taken in accordance with the terms of the Plan. The surrender is made on a pro-rata basis from each of the investment options in which the Individual Accounts are invested. Certain investment options may be excluded from the pro rata withdrawal requirement as directed by the Participant at the time of the amount withdrawn for the loan and agreed to by the Company[.]

The Contract Holder or Participant, as applicable, may cancel a full surrender request from the Fixed Plus Account II A at any time.

Partial Surrenders from the Fixed Plus Account II A

Except as provided below, partial surrenders from the Fixed Plus Account II A are permitted, subject to the Fixed Plus Account II A Annual Transfer and Partial Surrender Limit. For purposes of this section, the Fixed Plus Account II A Annual Transfer and Partial Surrender Limit is determined as follows:

During each rolling 12-month period, 20% of the amount available for surrender may be withdrawn by a Participant from the Fixed Plus Account II A.

The amount available for surrender is based on the Current Value in the Fixed Plus Account II A on the Business Day we receive the surrender request in Good Order at our Home Office, reduced by any amount withdrawn, transferred, taken as a loan, or used to purchase Annuity payments during the 12 months prior to the request. We also have the right to reduce the amount available by deducting any amount withdrawn under a systematic distribution option.

The Contract Holder or Participant, as applicable, may request a partial surrender by completing a partial surrender request form In Good Order and forwarding it to our Home Office.

GC401-IB(X-M)-22	[17]

When a partial surrender is requested by a Participant, the Fixed Plus Account II A Annual Transfer and Partial Surrender Limit does not apply when the surrender is:

(a)	Due to a Participant’s death before Annuity payments begin;

(b)	Used to purchase Annuity payments;

(c)	Due to either of the following conditions:

(1)	a Participant’s separation from service, (provided, however, that such waiver shall not apply due to a Participant’s severance from employment that would not otherwise qualify as a separation from service), and when:

(i)	Separation from service is documented in a form acceptable to us; and

(ii)	The amount is paid directly to the Participant or as a direct rollover to a Code 403(b) or 401 Plan or an Individual Retirement Account or Individual Retirement Annuity designated by the Participant; or

(2)	As defined in the Internal Revenue Code, due to a Participant’s:

(A)	Financial hardship for 403(b) Plans;

(B)	In-service distribution permitted by the Plan for governmental 401(a) Plans; or

(C)	Disability for 403(b) or 401(a) Plans and when:

(i)	If applicable, disability is certified by the employer;

(ii)	The amount is paid directly to the Participant; or

(d)	For 401 or 403(b) Plans, as a loan taken in accordance with the terms of the Plan. The amount withdrawn is made on a pro-rata basis from each of the investment options in which the Individual Accounts are invested. Certain investment options may be excluded from the pro rata withdrawal requirement as directed by the Participant at the time of the loan and agreed to by the Company[.]

In addition, the above Fixed Plus Account II A Annual Transfer and Partial Surrender Limit does not apply when the amount in the Fixed Plus Account II A is less than or equal to $5,000.

3.14	Alternative Payment of Surrender Value:

As an alternative to 3.13, the Contract Holder may elect the following: If the entire Contract is to be surrendered by the Contract Holder, the Contract Holder must notify the Company of such intent no less than 60 days prior to the proposed surrender date. Within 30 days of receipt of such notice, the Company will supply the Contract Holder with the specific period and interest rate that would apply to a complete surrender of the Contract under (b) below. The Contract Holder must then irrevocably elect, in writing, to receive the total of all Individual Accounts’ Current Values invested in the Fixed Plus Account II A:

(a)	In the manner described in 3.13 above; or

(b)	In level, annual payments for a period not to exceed ten years.

If this alternative (b) is elected, the interest credited to the Fixed Plus Account II A may be reduced by up to 1.5% from the net effective rate of interest being credited upon the date of surrender. This interest rate will remain constant throughout the payment period.

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3.15	Reinstatement:

All or a portion of the proceeds of a full surrender of the Contract may be reinvested within 30 days after the surrender if allowed by law. Any Market Value Adjustment deducted from GA Account surrenders will not be included in the reinstatement. Amounts will be reinstated among the Fixed Plus Account II A, GA Account, if available, and the Fund(s) in the same proportion as they were at the time of surrender. Any amount reinstated to the GA Account will be credited to the available Terms of the current Deposit Period. In the event that a Term of the same duration is unavailable, amounts will be reinvested in the next shortest Term available in the current Deposit Period. If no shorter Term is available, the next longer Term will be used. The number of Fund(s) Record Units reinstated will be based on the Record Unit Value(s) next computed after receipt at the Service Center of the reinstatement request and the amount to be reinvested.

Reinstatement is permitted only once.

IV.	ANNUITY PROVISIONS

4.01	Choices to be Made:

You may elect an Annuity option by telling the Company to pay all or any portion of your Individual Accounts Current Value (minus any premium tax) as a premium for an Annuity under Option 2, 3, or 4 (see 4.09). A completed and signed election form must be submitted to the Service Center. The form must include Plan Administrator certification that you are eligible for a distribution under the terms of the Plan and that the Annuity option chosen is permitted under the terms of the Plan. Any election of an Annuity option must comply with the incidental death benefit rules under Code Section 401(a)(9) regulations. This restriction does not apply if Option 4 is chosen and the second Annuitant is your spouse.

Generally, the first Annuity payment must be made by the April 1 of the calendar year following the calendar year in which you attain age 72 (age 70 1/2 if you were born before July 1, 1949) or retire, whichever occurs later.

When an Annuity option is chosen, the Company must also be told if payments are to be made other than monthly and to pay:

(a)	A Fixed Annuity using the General Account;
(b)	A Variable Annuity using any of the Fund(s) made available by the Company for Annuity purposes; or
(c)	A combination of (a) and (b).

The assumed interest rate for a Fixed Annuity and the interest rate under Annuity Option 1 will be no less than 3%. The Company may add interest daily under Annuity Option 1 at a higher rate as determined by its Board of Directors.

If a Variable Annuity is chosen, an Assumed Annual Net Return Rate of 5% may be chosen. If not chosen, the Company will use an Assumed Annual Net Return Rate of 3.5%.

With the exception of Option 2 on a variable basis, once elected, an Annuity option may not be revoked.

4.02	Terms of Annuity Options:

(a)	No choice of any Annuity option may be made if the first payment would be less than $20 or if the total payments in a year would be less than $100.

(b)	If a Fixed Annuity under Option 2, 3, or 4 is chosen and a larger payment would result from applying the Current Value (adjusted by the aggregate MVA if it is positive with respect to amounts applied to Annuity options from a GA Account as set forth in Section 3.06) to a current Company single premium immediate Annuity offered by the Company for the same class of contracts, the Company will make the larger payment.

(c)	Age, where used in the following tables, means age on the birthday closest to the date of the first payment. The Annuity rates for Options 3 and 4 are based on mortality from 1983 Table a.

GC401-IB(X-M)-22	[19]

(d)	Assumed Annual Net Return Rate is the interest rate used to determine the amount of the first Annuity payment under a Variable Annuity. The Separate Account must earn this rate plus enough to cover the mortality and expense risks charges (which may include profit) and administrative charges if future Variable Annuity Payments are to remain level.

4.03	Annuity Payments to Participant:

In no event may any payments to the Participant under any Annuity option extend beyond:

(a)	The life of the Participant;

(b)	The lives of the Participant and the beneficiary;

(c)	A period certain greater than the Participant’s life expectancy according to regulations under Code Section 401(a)(9), determined as of the date payments are to commence; or

(d)	A period certain greater than the life expectancies of the Participant and the beneficiary according to regulations under Code Section 401(a)(9), determined as of the date payments are to begin.

4.04	Death of Annuitant:

When an Annuitant dies under Options 2 and 3, the present value of any remaining guaranteed payments will be paid in one sum to the beneficiary or, upon election by the beneficiary, any remaining payments will continue to the beneficiary. If no beneficiary exists, the present value of any remaining guaranteed payments will be paid in one lump sum to the Participant’s estate.

However, if a beneficiary dies while under Option 1 or while receiving Annuity payments, the present value of any remaining payments will be paid in one lump sum to the beneficiary’s estate. The interest rate used to determine the first payment will be used to calculate the present value.

In no event may any payments to the beneficiary under an Annuity option extend beyond:

(a)	The life of the beneficiary determined as of the date payments are to commence; or

(b)	Any certain period greater than the beneficiary’s life expectancy as determined by regulations under Code Section 401(a)(9) as of the date payments are to begin.

4.05	Fund(s) Annuity Units -- Separate Account:

The number of Fund(s) Annuity Units is based on the amount of the first Variable Annuity payment which is equal to:

(a)	The portion of the Current Value (minus any premium tax) applied to pay a Variable Annuity; divided by
(b)	1,000; multiplied by
(c)	The payment rate for the option chosen.

Such amount, or portion, of the variable payment will be divided by the appropriate Fund(s) Annuity Unit Value (see 4.06) on the tenth Valuation Period before the due date of the first payment to determine the number of each Fund Annuity Units. The number of each Fund Annuity Units remains fixed. Each future payment is equal to the sum of the products of each Fund Annuity Unit Value multiplied by the appropriate number of Units. The Fund Annuity Unit Value on the tenth Valuation Period prior to the due date of the payment is used.

GC401-IB(X-M)-22	[20]

4.06	Fund(s) Annuity Unit Value -- Separate Account:

For any Valuation Period, a Fund(s) Annuity Unit Value is equal to:

(a)	The Value for the previous Period; multiplied by
(b)	The Net Return Factor(s) (see 4.07) for the Period; multiplied by
(c)	A factor to reflect the Assumed Annual Net Return Rate for the number of days in the Valuation Period.

The daily factor for 3.5% per year is .9999058; for 5% per year it is .9998663.

The dollar value of a Fund(s) Annuity Unit Values and payments may go up or down due to investment gain or loss.

If Variable Annuity payments are not to decrease, the Company must earn a gross return on the assets of the Separate Account of:

4.75% on an annual basis plus an annual return of up to 0.25% to offset the administrative charge set at the time Annuity payments commence if an Assumed Annual Net Return Rate of 3.5% is chosen; or

6.25% on an annual basis plus an annual return of up to 0.25% to offset the administrative charge set at the time Annuity payments commence if an Assumed Annual Net Return Rate of 5% is chosen.

Payments shall not be changed due to changes in the mortality or expense results or administrative charges.

4.07	Annuity Net Return Factor(s) -- Separate Account:

The Annuity Return Factor(s) are used to compute all Separate Account Annuity payments for any Fund.

The Annuity Net Return Factor(s) for each Fund is equal to 1.0000000 plus the Net Return Rate. The Net Return Rate is equal to:

(a)	The value of the shares of the Fund held by the Separate Account at the end of a Valuation Period; minus

(b)	The value of the shares of the Fund held by the Separate Account at the start of the Valuation Period; plus or minus

(c)	Taxes (or reserves for taxes) on the Separate Account (if any);

(d)	The total value of the Fund(s) Record Units and Fund(s) Annuity Units of the Separate Account at the start of the Valuation Period; minus

(e)	A daily actuarial charge at an annual rate of 1.25% for Annuity mortality and expense risks and profit and a daily administrative charge which will not exceed 0.25% on an annual basis.

A Net Return Rate may be more or less than 0%.

The value of a share of the Fund is equal to the net assets of the Fund divided by the number of shares outstanding.

4.08	Variable Fund Transfers:

When a Variable Annuity is elected, the Participant or beneficiary, as applicable, may request the Company to transfer all or any portion of the amount allocated to a Fund to any other available Fund. Transfer requests must be expressed as a percentage of the allocation among the Funds on which the variable payment is based. Twelve transfers are allowed each calendar year. The Company reserves the right to allow additional transfers.

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4.09	Annuity Options:

Option 1 - Payments of Interest on Sum Left with the Company

This option may be used only by the beneficiary when you die before the Company has started paying an Annuity. A portion or all of the sum paid upon death may be held under this option and will be held in the General Account of the Company at interest (see 4.01). The beneficiary may later tell the Company to:

(a)	Pay a portion or all of the sum held by the Company; or
(b)	Apply a portion or all of the sum held by the Company to any Annuity option below.

If the beneficiary is your surviving spouse, the payment may be deferred to a date not later than when you would have attained age 72 (age 70 1/2 if you were born before July 1, 1949).

If the beneficiary is not your surviving spouse, the entire sum must either be applied to an Annuity option within one year of your death, or be paid within 5 years after your death.

Option 2 - Payments for a Stated Period of Time

This option provides payments for a stated period. The number of years that may be chosen will be determined in part by the accumulation options in which the Individual Account Current Value was held prior to the election of the Annuity option as follows:

For amounts invested in the GA Account or one or more of the Fund(s), the number of years chosen must be at least 3 and not more than 30 and the Annuity may be a Fixed or Variable Annuity or a combination.

If payments for this option are under a Variable Annuity, the present value of any remaining payments may be withdrawn at any time. If a withdrawal is requested within three years of the first payment, the lump-sum payment is treated as a withdrawal during the accumulation period and any applicable surrender fee will apply.

For amounts invested in the Fixed Plus Account II A, the number of years chosen must be at least 6 and not more than 30 and the Annuity must be a Fixed Annuity.

If the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).

Option 3 - Life Income for One Annuitant

This option provides payments for the life of the Annuitant. If this option is elected, the Participant or beneficiary, as applicable, must also choose one of the following:

(a)	Payments cease at the death of the Annuitant; or

(b)	Payments are guaranteed for a period of 60, 120, 180 or 240 months.

(c)	Fixed-only cash refund: At the death of the Annuitant, the beneficiary receives a lump-sum payment in an amount equal to the amount applied to the Annuity (less any applicable premium tax), minus the amount of payments made to the Annuitant.

Under (a) or (b), if the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).

GC401-IB(X-M)-22	[22]

Option 4 - Life Income for Two Annuitants

This option provides payments for the lives of the Annuitant and a second Annuitant. Payments will continue until both Annuitants have died. If this option is elected, the Participant or beneficiary as applicable, must also choose one of the following:

(a)	100% of the payment amount to continue after the first death; or
(b)	66 2/3% of the payment amount to continue after the first death; or
(c)	50% of the payment amount to continue after the first death; or
(d)	100% of the payment amount to continue after the first death with payments guaranteed to the beneficiary after the second death for a period of at least five (5) and no more than thirty (30) years; or
(e)	100% of the payment amount to continue at the death of the specified second Annuitant and 50% of the payment amount to continue at the death of the specified Annuitant; or
(f)	100% of the fixed-only payment amount to continue after the first death with a cash refund to the Contract beneficiary after the second death. The amount of the cash refund is equal to the amount applied to the Annuity (less any applicable premium tax), minus the amount of payments made.

Under (a) or (d), if the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).

Other Options

As allowed under applicable state law, the Company reserves the right to make other options available.

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OPTION 2

Payments for a Stated Period of Time

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.0%

Years	Monthly Payment	Quarterly Payment	Semi-Annual Payment	Annual Payment
3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30	$ 28.99 22.06 17.91 15.14 13.16 11.68 10.53 9.61 8.86 8.24 7.71 7.26 6.87 6.53 6.23 5.96 5.73 5.51 5.32 5.15 4.99 4.84 4.71 4.59 4.47 4.37 4.27 4.18	$ 86.76 66.02 53.59 45.30 39.39 34.96 31.52 28.77 26.52 24.65 23.08 21.73 20.56 19.54 18.64 17.84 17.13 16.50 15.92 15.40 14.92 14.49 14.09 13.73 13.39 13.08 12.79 12.52	$ 172.88 131.56 106.78 90.27 78.49 69.66 62.81 57.33 52.85 49.13 45.98 43.29 40.96 38.93 37.14 35.56 34.14 32.87 31.72 30.68 29.74 28.88 28.08 27.36 26.68 26.06 25.49 24.95	$ 343.23 261.19 211.99 179.22 155.83 138.31 124.69 113.82 104.93 97.54 91.29 85.95 81.33 77.29 73.74 70.59 67.78 65.26 62.98 60.92 59.04 57.33 55.76 54.31 52.97 51.74 50.60 49.53

GC401-IB(X-M)-22	[24]

OPTION 2

Payments for a Stated Period of Time

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Variable Annuity with Assumed Annual Net Return Rate of 3.5%

Years	Monthly Payment	Quarterly Payment	Semi-Annual Payment	Annual Payment
3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30	$ 29.19 22.27 18.12 15.35 13.38 11.90 10.75 9.83 9.09 8.46 7.94 7.49 7.10 6.76 6.47 6.20 5.97 5.75 5.56 5.39 5.24 5.09 4.96 4.84 4.73 4.63 4.53 4.45	$ 87.33 66.61 54.19 45.92 40.01 35.59 32.16 29.42 27.18 25.32 23.75 22.40 21.24 20.23 19.34 18.55 17.85 17.22 16.65 16.13 15.66 15.24 14.85 14.49 14.15 13.85 13.57 13.30	$ 173.91 132.65 107.92 91.44 79.69 70.88 64.05 58.59 54.13 50.42 47.29 44.62 42.31 40.29 38.51 36.94 35.54 34.28 33.15 32.13 31.19 30.34 29.56 28.85 28.19 27.58 27.02 26.49	$ 344.86 263.04 213.99 181.32 158.01 140.56 127.00 116.18 107.34 99.98 93.78 88.47 83.89 79.89 76.37 73.25 70.47 67.98 65.74 63.70 61.85 60.17 58.62 57.20 55.90 54.69 53.57 52.53

GC401-IB(X-M)-22	[25]

OPTION 2

Payments for a Stated Period of Time

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Variable Annuity with Assumed Annual Net Return Rate of 5.0%

Years	Monthly Payment	Quarterly Payment	Semi-Annual Payment	Annual Payment
3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30	$ 29.80 22.89 18.74 15.99 14.02 12.56 11.42 10.51 9.77 9.16 8.64 8.20 7.82 7.49 7.20 6.94 6.71 6.51 6.33 6.17 6.02 5.88 5.76 5.65 5.54 5.45 5.36 5.28	$ 89.04 68.38 56.00 47.77 41.90 37.52 34.11 31.40 29.19 27.36 25.81 24.50 23.36 22.37 21.51 20.74 20.06 19.46 18.91 18.42 17.98 17.57 17.20 16.87 16.56 16.28 16.01 15.77	$ 176.99 135.93 111.33 94.96 83.30 74.58 67.81 62.42 58.03 54.38 51.31 48.69 46.44 44.47 42.75 41.23 39.88 38.68 37.59 36.62 35.73 34.93 34.20 33.53 32.92 32.35 31.83 31.35	$ 349.72 268.58 219.98 187.64 164.59 147.35 133.99 123.34 114.66 107.45 101.39 96.21 91.75 87.88 84.48 81.47 78.80 76.42 74.28 72.35 70.61 69.02 67.57 66.25 65.04 63.93 62.90 61.95

GC401-IB(X-M)-22	[26]

OPTION 3

Life Income

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.0%

Payments Guaranteed for a Stated Period of Months

Age of Annuitant	None	60	120	180	240
50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75	$ 4.05 4.12 4.19 4.27 4.35 4.44 4.53 4.62 4.72 4.83 4.95 5.07 5.20 5.34 5.49 5.65 5.82 6.01 6.20 6.41 6.64 6.88 7.14 7.43 7.73 8.06	$ 4.05 4.11 4.19 4.26 4.34 4.42 4.51 4.61 4.71 4.81 4.93 5.05 5.17 5.31 5.45 5.61 5.77 5.94 6.13 6.33 6.54 6.76 7.00 7.26 7.53 7.82	$ 4.03 4.09 4.16 4.23 4.31 4.39 4.47 4.56 4.65 4.75 4.86 4.97 5.08 5.20 5.33 5.47 5.61 5.75 5.91 6.07 6.23 6.41 6.59 6.77 6.96 7.14	$ 3.99 4.05 4.11 4.18 4.25 4.32 4.40 4.48 4.56 4.64 4.73 4.83 4.92 5.02 5.12 5.22 5.33 5.44 5.54 5.65 5.76 5.86 5.97 6.06 6.16 6.25	$ 3.93 3.99 4.04 4.10 4.16 4.22 4.29 4.35 4.42 4.49 4.55 4.62 4.69 4.76 4.83 4.89 4.96 5.02 5.08 5.14 5.19 5.24 5.28 5.32 5.35 5.38

Rates are based on mortality from 1983 Table a. The rates do not differ by sex and assumes a 60% female and 40% male blend.

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

GC401-IB(X-M)-22	[27]

OPTION 3

Life Income

Fixed Only Cash Refund

Amount of Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.0%

Age of Annuitant	Monthly Payment	Age of Annuitant	Monthly Payment
50 51 52 53 54 55 56 57 58 59 60 61 62	$3.89 3.94 4.00 4.06 4.12 4.19 4.26 4.33 4.41 4.49 4.57 4.66 4.76	63 64 65 66 67 68 69 70 71 72 73 74 75	$4.85 4.96 5.06 5.18 5.30 5.42 5.56 5.70 5.84 6.00 6.16 6.33 6.51

Rates are based on mortality from 1983 Table a. The rates do not differ by sex and assumes a 60% female and 40% male blend.

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above table.

GC401-IB(X-M)-22	[28]

OPTION 3

Life Income

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Variable Annuity with Assumed Annual Net Return Rate of 3.5%

Payments Guaranteed for a Stated Period of Months

Age of Annuitant	None	60	120	180	240
50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75	$ 4.34 4.41 4.48 4.56 4.64 4.72 4.81 4.91 5.01 5.12 5.23 5.36 5.49 5.63 5.78 5.94 6.11 6.29 6.49 6.70 6.92 7.17 7.43 7.71 8.02 8.35	$ 4.34 4.40 4.47 4.55 4.63 4.71 4.80 4.89 4.99 5.10 5.21 5.33 5.45 5.59 5.73 5.89 6.05 6.22 6.41 6.60 6.81 7.04 7.27 7.53 7.80 8.08	$ 4.31 4.38 4.45 4.52 4.59 4.67 4.75 4.84 4.93 5.03 5.13 5.24 5.35 5.47 5.60 5.73 5.87 6.02 6.17 6.33 6.49 6.66 6.84 7.02 7.20 7.38	$ 4.27 4.33 4.40 4.46 4.53 4.60 4.67 4.75 4.83 4.92 5.00 5.09 5.19 5.28 5.38 5.48 5.58 5.69 5.79 5.90 6.00 6.10 6.20 6.30 6.39 6.48	$ 4.22 4.27 4.32 4.38 4.44 4.50 4.56 4.62 4.69 4.75 4.82 4.88 4.95 5.02 5.08 5.15 5.21 5.27 5.33 5.38 5.43 5.48 5.52 5.55 5.59 5.62

Rates are based on mortality from 1983 Table a. The rates do not differ by sex and assumes a 60% female and 40% male blend.

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

GC401-IB(X-M)-22	[29]

OPTION 3

Life Income

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Variable Annuity with Assumed Annual Net Return Rate of 5.0%

Payments Guaranteed for a Stated Period of Months

Age of Annuitant	None	60	120	180	240
50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75	$ 5.26 5.33 5.40 5.47 5.54 5.63 5.71 5.80 5.90 6.01 6.12 6.24 6.37 6.51 6.66 6.82 6.99 7.17 7.36 7.57 7.80 8.05 8.31 8.59 8.90 9.23	$ 5.25 5.32 5.38 5.45 5.53 5.61 5.69 5.78 5.88 5.98 6.09 6.21 6.33 6.46 6.60 6.75 6.91 7.08 7.27 7.46 7.67 7.89 8.13 8.38 8.64 8.93	$ 5.22 5.28 5.34 5.41 5.48 5.56 5.63 5.72 5.81 5.90 6.00 6.10 6.21 6.33 6.45 6.57 6.71 6.85 6.99 7.15 7.30 7.47 7.64 7.81 7.99 8.16	$ 5.17 5.23 5.29 5.35 5.41 5.47 5.54 5.61 5.69 5.77 5.85 5.93 6.02 6.11 6.20 6.30 6.39 6.49 6.59 6.69 6.78 6.88 6.97 7.06 7.15 7.23	$ 5.11 5.15 5.20 5.26 5.31 5.36 5.42 5.47 5.53 5.59 5.65 5.71 5.77 5.83 5.89 5.95 6.01 6.06 6.12 6.17 6.21 6.25 6.29 6.33 6.36 6.38

Rates are based on mortality from 1983 Table a. The rates do not differ by sex and assumes a 60% female and 40% male blend.

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

GC401-IB(X-M)-22	[30]

OPTION 4

Life Income for Two Payees

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.0%

Age
Annuitant	Second Annuitant	Option 4a	Option 4b	Option 4c	Option 4d	Option 4e
55 55 55 60 60 60 65 65 65 70 70 70 75 75 75	50 55 60 55 60 65 60 65 70 65 70 75 70 75 80	$ 3.69 3.88 3.99 3.99 4.24 4.38 4.38 4.72 4.93 4.93 5.40 5.69 5.69 6.37 6.78	$ 4.05 4.25 4.44 4.44 4.71 4.97 4.97 5.33 5.68 5.68 6.21 6.68 6.68 7.45 8.11	$ 4.27 4.47 4.71 4.71 4.99 5.32 5.32 5.70 6.15 6.15 6.70 7.32 7.32 8.15 8.99	$ 3.69 3.87 3.98 3.98 4.23 4.38 4.38 4.71 4.91 4.91 5.36 5.62 5.62 6.23 6.54	$ 4.03 4.14 4.42 4.42 4.57 4.93 4.93 5.14 5.66 5.66 5.96 6.67 6.67 7.12 8.13

Rates are based on mortality from 1983 Table a. The rates do not differ by sex and assumes a 60% female and 40% male blend.

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

GC401-IB(X-M)-22	[31]

OPTION 4

Life Income for Two Annuitants

Fixed Only Cash Refund

Amount of Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.0%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$3.39 3.45 3.50 3.53 3.55 3.55 3.54 3.51 3.63	$3.45 3.59 3.67 3.72 3.76 3.77 3.76 3.73 3.89	$3.50 3.67 3.85 3.94 4.01 4.04 4.04 4.00 3.91	$3.53 3.72 3.94 4.17 4.29 4.36 4.38 4.34 4.23	$3.55 3.76 4.01 4.29 4.59 4.74 4.80 4.77 4.63	$3.55 3.77 4.04 4.36 4.74 5.13 5.29 5.31 5.14	$3.54 3.76 4.04 4.38 4.80 5.29 5.78 5.93 5.78	$3.51 3.73 4.00 4.34 4.77 5.31 5.93 6.51 6.46	$3.63 3.89 3.91 4.23 4.63 5.14 5.78 6.46 6.79

Rates are based on mortality from 1983 Table a. The rates do not differ by sex and assumes a 60% female and 40% male blend.

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above table.

GC401-IB(X-M)-22	[32]

OPTION 4

Life Income for Two Payees

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Variable Annuity with Assumed Annual Net Return Rate of 3.5%

Age
Annuitant	Second Annuitant	Option 4a	Option 4b	Option 4c	Option 4d	Option 4e
55 55 55 60 60 60 65 65 65 70 70 70 75 75 75	50 55 60 55 60 65 60 65 70 65 70 75 70 75 80	$ 3.97 4.16 4.27 4.27 4.51 4.66 4.66 4.99 5.19 5.19 5.67 5.95 5.95 6.64 7.04	$ 4.35 4.54 4.73 4.73 4.99 5.25 5.25 5.61 5.97 5.97 6.49 6.96 6.96 7.73 8.39	$ 4.56 4.76 5.00 5.00 5.27 5.61 5.61 5.99 6.44 6.44 6.99 7.61 7.61 8.43 9.29	$ 3.97 4.15 4.26 4.26 4.50 4.65 4.65 4.98 5.17 5.17 5.62 5.87 5.87 6.48 6.79	$ 4.31 4.42 4.48 4.70 4.84 4.93 5.22 5.42 5.54 5.93 6.23 6.40 6.95 7.40 7.64

Rates are based on mortality from 1983 Table a. The rates do not differ by sex and assumes a 60% female and 40% male blend.

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

GC401-IB(X-M)-22	[33]

OPTION 4

Life Income for Two Payees

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Variable Annuity with Assumed Annual Net Return Rate of 5.0%

Age
Annuitant	Second Annuitant	Option 4a	Option 4b	Option 4c	Option 4d	Option 4e
55 55 55 60 60 60 65 65 65 70 70 70 75 75 75	50 55 60 55 60 65 60 65 70 65 70 75 70 75 80	$ 4.88 5.04 5.15 5.15 5.37 5.52 5.52 5.83 6.04 6.04 6.49 6.77 6.77 7.45 7.86	$ 5.26 5.44 5.63 5.63 5.87 6.14 6.14 6.49 6.84 6.84 7.35 7.84 7.84 8.60 9.28	$ 5.48 5.66 5.91 5.91 6.16 6.51 6.51 6.87 7.34 7.34 7.87 8.51 8.51 9.33 10.20	$ 4.88 5.04 5.14 5.14 5.37 5.51 5.51 5.82 6.00 6.00 6.44 6.68 6.68 7.27 7.57	$ 5.23 5.32 5.38 5.59 5.72 5.80 6.10 6.29 6.41 6.81 7.08 7.25 7.81 8.25 8.49

Rates are based on mortality from 1983 Table a. The rates do not differ by sex and assumes a 60% female and 40% male blend.

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

GC401-IB(X-M)-22	[34]

V.	LOAN PROVISIONS

During the Accumulation Phase, loans are granted (1) as permitted under applicable law; (2) subject to our standard terms and conditions; and (3) in accordance with the following provisions:

Loan Account: An accounting device used to keep a record of loan activity. For each loan, an amount equal to the loan amount is transferred from those investment options in which the Individual Account is invested that are available for loans, and is credited to the Loan Account.

Loan Effective Date: The date on which the Company has received a loan request form and any other required forms in good order at our Service Center.

Loan Interest Rate: The Loan Interest Rate will be fixed on the Loan Effective Date and is charged on the outstanding loan balance. The Loan Account is credited with interest at the Loan Interest Rate. This interest is deposited into the Individual Account each time a Loan Repayment is received.

The Company will set a Loan Interest Rate on the first business day of each month. The interest rate will be equal to the Moody’s Average Corporates for the calendar month beginning two months before the Loan Interest Rate is effective unless the Contract Holder or Owner (whichever is applicable) notifies the Company and the Company agrees to apply another Loan Interest Rate.

The interest rate for each loan is the rate in effect on the Loan Effective Date as described in the loan agreement, and the rate will be fixed for the term of the loan.

Loan Fee: In addition to the Loan Interest Rate which is charged on the outstanding loan balance and credited to the Participant’s Individual Account, a Loan Fee will be charged. A loan initiation fee not to exceed [$125] and an annual loan administration fee not to exceed [$50] that may apply to each outstanding loan (collectively, the “Loan Fee”).

Amount available for loan: The amount available for loan is limited to the vested Individual Account Current Value attributable to Participant contributions subject to any Plan vesting limits as determined by the Contract Holder, plus any additional amounts allowed by the Plan as determined by the Contract Holder. Amounts available from some investment options may be subject to limitations as determined by our standard terms and conditions. To obtain the requested loan amount, these limitations may require a transfer of funds from certain investment options. A Market Value Adjustment may apply to amounts transferred from the Guaranteed Accumulation Account (if applicable). The amount, if any, from the Fixed Plus Account II A may be subject to a default charge if the Participant defaults on the loan.

A loan [is not available] from an Individual Account established for employee designated Roth contributions (“Participant Roth Account”). The value of the Participant Roth Account is [included in] the calculation of the amount available for loan. [The amount available for a full or partial withdrawal from a Participant Roth Account will not be reduced by any outstanding loan balance.]

The minimum loan amount is $1,000 for non-residential loans and $2,500 for residential loans. The maximum loan amount is the lesser of:

(a)	Fifty percent (50%) of the vested Individual Account Current Value, including the amount, if any, in the Loan Account, reduced by the amount of any outstanding loan balance on the Loan Effective Date; or

(b)	Fifty thousand dollars ($50,000) reduced by the highest outstanding loan balance for the preceding 12 months.

The total amount of all outstanding loans cannot exceed $50,000. In calculating this limit, all loans under all plans sponsored by the employer and plans of related employers must be included in this calculation.

A loan may not be requested within twelve months of any prior loan request.

The Company reserves the right not to grant a loan request if the Participant has an outstanding loan in default.

GC401-IB(X-M)-22	[35]

Loan Repayment: A loan may be repaid in full at any time or as permitted otherwise under our standard terms and conditions. Loan repayments from Participants will be allocated among the Participant’s current investment options in effect when the loan payment is received.

Partial Withdrawal(s) While A Loan Is Outstanding: The amount available for partial withdrawal while a loan is outstanding is equal to the vested Individual Account Current Value, which does not include the outstanding loan balance.

Full Withdrawal While A Loan Is Outstanding: The amount available for full Withdrawal while a loan is outstanding is equal to the vested Individual Account Current Value, which does not include the outstanding loan balance. When a full Withdrawal is paid the loan is offset and the outstanding loan balance, if not previously reported, will be reported to the Internal Revenue Service as a distribution.

Electing An Annuity Option While a Loan Is Outstanding: Before all or any portion of the vested Individual Account Current Value is used to purchase Annuity payments, the Participant may repay any outstanding loan balance. Otherwise, the loan is offset and the outstanding loan balance, if not previously reported, will be reported to the Internal Revenue Service as a distribution as described in “Full Withdrawal While A Loan Is Outstanding” above.

Death Of The Participant While A Loan Is Outstanding: If a death benefit claim is submitted for an Individual Account with an outstanding loan, the outstanding loan balance is not included in the death benefit amount paid to any beneficiary. The outstanding loan balance, if not previously reported, will be reported to the Internal Revenue Service as a distribution to the Participant.

Loan Default: If the Company does not receive a loan payment when due, the entire outstanding loan balance will be in default and will be reported to the IRS on IRS Form 1099-R as a distribution for the year that the default occurred. A defaulted loan will remain outstanding and continue to accrue interest until such time the: (1) loan is repaid in-full; (2) the loan is offset as described above in “Full Withdrawal While A Loan Is Outstanding”; or (3) a Participant reaches an age eligible distributable event under the plan (e.g., 59 1/2). We reserve the right not to grant a loan request if the Participant has an outstanding defaulted loan that has not been repaid in-full.

GC401-IB(X-M)-22	[36]

Intentionally left blank

Voya Retirement Insurance and Annuity Company Home Office: [One Orange Way Windsor, Connecticut 06095-4774] [(800) 584-6001] Certificate of Group Annuity Coverage

ALL PAYMENTS AND VALUES PROVIDED BY THE GROUP CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THIS CERTIFICATE CONTAINS A MARKET VALUE ADJUSTMENT FORMULA. APPLICATION OF A MARKET VALUE ADJUSTMENT MAY RESULT IN EITHER AN INCREASE OR DECREASE IN THE CURRENT VALUE. THE MARKET VALUE ADJUSTMENT FORMULA DOES NOT APPLY TO A GUARANTEED TERM AT THE TIME OF ITS MATURITY.

GC401-IB(X-M)-22